EXHIBIT 5.1

                    [Letterhead of The Otto Law Group, PLLC]


                                 August 16, 2006


  Vocalscape Networks, Inc.
  601 Union Street, Suite 4500
  Seattle, Washington 98101

         Re: Registration of Common Stock of Vocalscape, Inc., a Nevada corporation ("Vocalscape")

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 800,000 shares of common stock (the "Shares") to be issued pursuant to that certain Consulting Agreement dated May 15, 2006 by and between Vocalscape and David M. Otto (the "Otto Consulting Agreement"), 200,000 Shares to be issued pursuant to that certain Consulting Agreement dated on or around July 6, 2006 by and between Vocalscape and Charles van Musscher (the "van Musscher Consulting Agreement"), and 522,600 Shares to be issued pursuant to amendment to that certain Engagement Agreement dated on or around August 25, 2005 by and between Vocalscape and David M. Otto, on behalf of The Otto Law Group, PLLC (the "OLG Engagement Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the van Musscher Consulting Agreement, the Otto Consulting Agreement and the OLG Engagement Agreement, and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of common stock of Vocalscape.

         We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                Very truly yours,

                                THE OTTO LAW GROUP, PLLC

                                /s/ The Otto Law Group